                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        TARRAGON REALTY INVESTORS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [X]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

        -----------------------------------------------------------------------

                         TARRAGON REALTY INVESTORS, INC.
                   280 Park Avenue, East Building, 20th Floor
                            New York, New York 10017
                                 (212) 949-5000



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD AUGUST 18, 1999



         Please join us for the Annual Meeting of Stockholders of Tarragon Realty Investors, Inc., which will be held on Wednesday, August 18, 1999 at 10:00 a.m., local New York City time, at 280 Park Avenue, East Building, 20th Floor, New York, New York 10017.

         The purposes of the Annual Meeting are:

         1. To elect nine (9) Directors to serve until the next Annual Meeting of Stockholders;

         2. To approve and ratify the selection of Arthur Andersen LLP as independent auditors for fiscal year 1999; and

         3. To consider and take action upon any other business that may properly come before the meeting.

         You are cordially invited to attend the Annual Meeting in person.

         You must be a stockholder of record at the close of business on Friday, July 2, 1999 to vote at the Annual Meeting.

         Your vote is important. Accordingly, whether or not you plan to attend the Annual Meeting, please sign, date and promptly return the enclosed proxy card in the envelope provided.



Dated: July 15, 1999                    BY ORDER OF THE BOARD OF DIRECTORS

                                        /s/ KATHRYN MANSFIELD

                                        Kathryn Mansfield
                                        Executive Vice President and Secretary

                         TARRAGON REALTY INVESTORS, INC.
                   280 Park Avenue, East Building, 20th Floor
                            New York, New York 10017
                                 (212) 949-5000



                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS

                                  TO BE HELD ON

                                 AUGUST 18, 1999



                               GENERAL INFORMATION


         This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Tarragon Realty Investors, Inc. for use at the Annual Meeting of Stockholders. The Annual Meeting will be held on Wednesday, August 18, 1999, at 10:00 a.m., local New York City time, at 280 Park Avenue, East Building, 20th Floor, New York, New York 10017. This Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about July 15, 1999.

STOCKHOLDERS ENTITLED TO VOTE

         You are entitled to vote at the Annual Meeting and any adjournments thereof if you are a holder of record of Tarragon common stock, par value $0.01 per share (the "Shares"), as of the close of business on July 2, 1999 (the "Record Date"). As of the Record Date, there were 8,339,753 Shares outstanding. You are entitled to one vote for each Share you hold on the Record Date.

VOTING OF PROXIES

         You can vote in person at the Annual Meeting or you can vote by proxy. To vote by proxy, you must sign, date and return the enclosed proxy card to American Stock Transfer and Trust Company in the envelope provided prior to the Annual Meeting. You may choose to vote for all of the nominees for Director, withhold authority for voting for all of the nominees, or withhold authority for voting for any individual nominee. Unless you instruct otherwise, the persons named as your proxy will vote your Shares FOR the election of each of the nominees for Director, and FOR the approval and ratification of Arthur Andersen LLP as independent auditors, as recommended by the Board of Directors.

REVOKING PROXIES

         You may revoke a proxy at any time before it is exercised by delivering written notice of revocation to the Secretary of Tarragon, or by signing and delivering a proxy card bearing a later date. You may also attend the Annual Meeting, withdraw your proxy before it is exercised, and vote in person.

         If you are a beneficial owner of Shares and intend to vote in person at the Annual Meeting, you should obtain a legal proxy or power of attorney from your broker and present it to the inspectors of election at the Annual Meeting to establish your right to vote such Shares.

VOTE REQUIRED FOR APPROVAL

         The holders of a majority of the outstanding Shares entitled to vote must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting.

         In order to be elected as a Director, each nominee must receive the affirmative vote of a plurality of the votes cast at the Annual Meeting (Proposal 1). The affirmative vote of a majority of the votes cast at the Annual Meeting is required to ratify the appointment of Arthur Andersen LLP as Tarragon's independent auditors (Proposal 2).

         Votes withheld from the election of any nominee for Director and abstentions will be treated as Shares that are present and entitled to vote for the purposes of determining the presence of a quorum, but will not be counted in the number of votes cast on any matter. If a broker does not receive voting instructions from the beneficial owner of Shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, those Shares will be considered as present and entitled to vote with respect to that matter, but will not be counted in the number of votes cast FOR or AGAINST the matter.

         As of July 2, 1999, management and affiliates held 2,940,248 Shares representing approximately 35% of the Shares outstanding. Management intends to vote all of such Shares for the election of each of the nine nominees for Director and for the ratification of the appointment of Arthur Andersen LLP as independent auditors.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

         Tarragon's Board of Directors currently consists of nine members. Chester Beck, Willie K. Davis, William S. Friedman and Michael E. Smith were initially named as Directors in the Tarragon Articles of Incorporation and were elected at an annual meeting of shareholders of Vinland Property Trust, a predecessor of the Company, held on July 10, 1997.

         On November 24, 1998, Tarragon merged with National Income Realty Trust ("NIRT"), a California business trust, with Tarragon being the survivor to such merger. Pursuant to the merger, the NIRT shareholders received 1.97 Shares of Tarragon for each NIRT share of beneficial interest they held on the effective date. Following the merger, the Tarragon Board of Directors was expanded by adding five former NIRT trustees, to create a nine member Board of Directors.

         Carl B. Weisbrod, Raymond V.J. Schrag, Lawrence G. Schafran, Lance Liebman and Sally Hernandez-Pinero were each elected trustees of NIRT at the last annual meeting of shareholders of NIRT held on March 20, 1997 and were appointed to the Board of Directors of Tarragon on December 3, 1998, pursuant to the terms of the merger.

NOMINEES

         Each of the current members of the Board of Directors of Tarragon has been nominated to serve for an additional term, until the next Annual Meeting of Stockholders or until his or her respective successor has been duly elected and qualified. Each nominee has consented to being named in this Proxy Statement as a nominee and has agreed to serve as a Director if elected. The persons named as your proxy will vote your shares for the election of each of the nominees unless you instruct otherwise. If any nominee is unable or unwilling to serve (an event which is not anticipated), then the persons named as your proxy may vote for any substitute nominee proposed by the Board of Directors in place of such nominee.

         The nine nominees are listed below, together with their ages, terms of service, all positions and offices with Tarragon (or its predecessors and advisors), other principal occupations, business experience and directorships with other companies during the last five years or more. There are no family relationships among any of the directors or executive officers of Tarragon. The designation "Affiliated" when used below with respect to a Director means that the Director is an officer, director or employee of Tarragon. The designation "Independent" means that the Director is not an officer of Tarragon, nor was that person an officer, director or employee of Tarragon Realty Advisors, Inc., the advisor to Tarragon and its predecessors until November 24, 1998, although Tarragon may have certain business or professional relationships with such Director as discussed below under "Certain Relationships and Related Transactions."

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE FOLLOWING NOMINEES FOR ELECTION AS DIRECTOR:

CHESTER BECK: Director since April 1997 (Independent)                    Age: 69

   Trustee (May 1995 to July 1997) of Vinland Property Trust; President (since March 1995) of Highland Funding Corp., a mortgage brokerage firm; National Sales Manager (January 1994 to March 1995) of Columbia Equities Limited, a real estate financing entity; Senior Vice President (April 1992 to January
   1994) of Peregine Mortgage Company, Inc., an FHA approved mortgagee specializing in multi-family and healthcare project financing.

WILLIE K. DAVIS: Director since April 1997 (Independent)                 Age: 67

   Trustee (October 1988 to July 1997) of Vinland Property Trust; Trustee (October 1988 to March 1995) of NIRT; President (1971 to 1985) and chairman and 50% shareholder (since 1985) of Mid-South Financial Corporation, holding company for Mid-South Mortgage Company and Gibbs Mortgage Company; President (1978 to 1995) and Chairman and sole shareholder (since December 1995) of FMS, Inc., a property management and real estate development firm; Director (since 1987) of Southtrust Bank of Middle Tennessee; Trustee and Treasurer (since 1986) of Baptist Hospital, Inc., a Tennessee general welfare not-for-profit corporation; and Trustee or Director (October 1988 to March
   1995) of Continental Mortgage and Equity Trust, Income Opportunity Realty Trust, and Transcontinental Realty Investors, Inc.

WILLIAM S. FRIEDMAN: President, Chief Executive Officer and Director
                     since April 1997 (Affiliated)                       Age: 55

   Trustee (from March 1988), Chief Executive Officer (from December 1993), President (from December 1988), Acting Chief Financial Officer (May 1990 to February 1991), Treasurer (August to September 1989), and Acting Principal Financial and Accounting Officer (December 1988 to August 1989) of Vinland Property Trust (until July 1997) and NIRT (until November 1998); and Attorney at Law (since 1971).

SALLY HERNANDEZ-PINERO: Director since December 1998 (Independent)       Age: 45

   Trustee (May 1994 to November 1998) of NIRT; Senior Vice President of The Related Companies (since April 1999); Managing Director (July 1998 to April
   1999) of Fannie Mae American Communities Fund; Of Counsel (October 1994 to June 1998) at Kalkines, Arky, Zall and Bernstein, New York City; Chairwoman (February 1992 to April 1994) of the New York City Housing Authority; Director (since July 1994) of Consolidated Edison; Director (since April
   1994) of Dime Savings Bank; and Attorney at Law (since 1978).

LANCE LIEBMAN: Director since December 1998 (Independent)                Age: 57

   Trustee (March 1994 to November 1998) of NIRT; William S. Beinecke Professor of Law, Columbia Law School; Director Parker School of Foreign and Comparative Law; Director Designate, American Law Institute; Dean (1991 to
   1996) of Columbia Law School; Assistant Professor, Professor, and Associate Dean (1970 to 1991) of Harvard Law School; Director (since 1991) of Greater New York Insurance Co. (both mutual and stock companies); Director (since
   1995) of M & F Worldwide; Director (since 1996) of Brookfield Financial Properties, Inc.; and Attorney at Law (since 1968).

LAWRENCE G. SCHAFRAN: Director since December 1998 (Independent)         Age: 60

   Trustee (March 1995 to November 1998) of NIRT; Managing General Partner (since 1984) of L.G. Schafran & Associates, a real estate investment and development firm in New York City; Director (since 1986) of Publicard, an Old Greenwich, Connecticut, NYSE listed holding company that operates through subsidiaries in manufacturing services; Director (1986 to December 1997) of Capsure Holdings Corp., a Chicago, Illinois, NYSE listed property and casualty insurer; Director (March 1993 to 1996) of Oxigene, Inc., a U.S. and Swedish pharmaceutical developer; Director (January 1995 to July 1997) of Glasstech, Inc., a Perrysberg, Ohio, manufacturer of glass bending and tempering equipment; and Director (December 1993 to October 1997), Member (September 1994 to October 1997), and Chairman (December 1994 to October
   1997) of the Executive Committee of The Dart Group Corporation, a Landover, Maryland, NASDAQ listed holding company engaged with other publicly traded subsidiaries in discount automotive parts and accessories (Trak Auto Corporation), discount bookstores (Crown Books Corporation), discount supermarkets, beverages, and real estate; Chairman (since January 1996) of Delta-Omega Technologies, Inc., a Broussard, Louisiana, manufacturer and distributor of environmentally safe fire foams, industrial cleaners and degreasers; Director (since 1997) of Discovery Zone, Inc.; Director (since
   1997) of Kasper A.S.L. Ltd.; and Director (since 1997) of Comsat Corporation.

RAYMOND V.J. SCHRAG: Director since December 1998 (Independent)          Age: 53

   Trustee (October 1988 to May 1995) of Vinland Property Trust; Trustee (October 1988 to November 1998) of NIRT; Attorney, Law Offices of Raymond V.J. Schrag in New York, New York (since January 1995); attorney, Law Offices of Paul J. Schrag in New York, New York (since 1975); and Trustee or Director (October 1988 to August 1994) of Continental Mortgage and Equity Trust, Income Opportunity Realty Trust, and Transcontinental Realty Investors, Inc.

MICHAEL E. SMITH: Director since April 1997 (Independent)                Age: 56

   Trustee (October 1988 to August 1991 and May 1995 to July 1997) of Vinland Property Trust; Assistant Professor of Law (since August 1995), University of Wisconsin, Madison, Wisconsin; Research Director of the Remington Center at the University of Wisconsin Law School (since 1997); President (1988 to 1995) and Director (1978 to 1994) of the Vera Institute of Justice, a New York not-for-profit corporation concerned with the administration of justice; Trustee of

   Prosecuting Attorney's Research Council, Inc., (1987 to 1995), New York Lawyers for the Public Interest (1986 to 1990), Housing and Services, Inc. (1986 to 1993), Manhattan Bowery Corporation, Inc. (1978 to 1995), Center for Alternative Sentencing and Employment Services, Inc., formerly the Court Employment Project, Inc. (1978 to 1995), and New York City Criminal Justice Agency, Inc. (since 1978); and Attorney at Law (since 1971).

CARL B. WEISBROD: Chairman of the Board and Director since
                  December 1998 (Independent)                            Age: 54

   Chairman of the Board (March 1995 to November 1998) and Trustee (February 1994 to November 1998) of NIRT; Trustee (February 1994 to May 1995) of Vinland Property Trust; Trustee (since 1996) of the Ford Foundation; President (since 1994) of Alliance for Downtown New York, Inc.; and President and Chief Executive Officer (April 1990 to 1994) of New York City Economic Development Corporation.

BOARD MEETINGS AND COMMITTEES

         The Board of Directors reviews the business plan of Tarragon to determine that it is in the best interest of the stockholders, supervises the performance of management, selects executive officers and reviews the reasonableness of their compensation, reviews Tarragon's operating results and approves major acquisitions, sales and joint venture investments. In 1998 and historically, the Independent Directors on the Board also reviewed Tarragon's agreement with its advisor, supervised the performance of the advisor, and reviewed the reasonableness of the compensation which Tarragon paid to the advisor in terms of the nature and quality of services performed.

         During the fiscal year ended December 31, 1998, the Board held three regular meetings and two special meetings and acted once by written consent. Each of the Directors attended at least 75% of the aggregate of all meetings held by the Board and all meetings held by the committees of the Board, if any, upon which such Director served during the period of time that such person served on the Board or such committee.

         The Board has an Audit Committee, an Option Committee, and an Executive Compensation Committee.

         The Audit Committee, which met once during 1998, reviews Tarragon's operating and accounting procedures. The Audit Committee currently consists of Messrs. Schrag, Davis, and Beck.

         The Option Committee administers Tarragon's Stock Option and Incentive Plan and authorizes option grants thereunder. The Option Committee, which currently consists of Messrs. Weisbrod, Smith, and Schafran, acted by written consent three times during 1998.

         The Executive Compensation Committee was created by the Board in December 1998 to make recommendations to the Board for the compensation of the Company's senior executive officers. The Committee, which did not meet in 1998, consists of Messrs. Liebman, Weisbrod, and Schrag.

DIRECTOR COMPENSATION

         Independent Directors receive annual compensation of $15,000 per year plus reimbursement of expenses for their service on the Board. The Chairman of the Board receives an additional $25,000 per year as compensation for his services as Chairman. Independent Directors also receive $2,000 per year for each committee of the Board on which they serve, $1,000 per year for each committee that they chair, and $1,000 per day for any special services rendered to Tarragon at the request of the Board, plus reimbursement of expenses. Directors who are also officers of Tarragon receive no separate compensation for their services as director.

         Messrs. Beck, Davis, Smith, Liebman, and Schafran each received $10,000 for special services rendered to Tarragon (or its predecessor, NIRT), in connection with the merger.

         Tarragon's Independent Director Stock Option Plan (the "Tarragon Director Plan") provides automatic annual grants of options to purchase Shares to Independent Directors serving on the Board on the first day of Tarragon's fiscal year. The exercise price of all options granted under Tarragon's Director Plan is equal to the market price on the grant date. The options expire on the earlier of the first anniversary of the date on which a director ceases to be a director of Tarragon or ten years from the date of grant and are immediately exercisable.

         Pursuant to Tarragon's Director Plan, Messrs. Smith, Beck, and Davis received options to acquire 300 Shares on January 1, 1998. Messrs. Weisbrod, Liebman, Schrag and Schafran and Ms. Hernandez-Pinero each received options to acquire 1,000 Shares of Beneficial Interest of NIRT on January 1, 1998, in accordance with NIRT's Independent Trustee Share Option Plan (the "NIRT Plan"). Pursuant to the terms of the merger, the NIRT Plan was consolidated with and into Tarragon's Director Plan, with the Shares available under the consolidated plan for option awards being increased by the number of NIRT Shares of Beneficial Interest available under the NIRT Plan multiplied by the exchange ratio of 1.97 to 1, and the option awards authorized by the consolidated plan being increased by the option awards authorized by the NIRT Plan, as adjusted by the exchange ratio. Following the consolidation of the NIRT Plan into Tarragon's Director Plan, each of the incumbent Independent Directors received options to purchase 2,000 Shares on January 1, 1999.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Although the Board is directly responsible for managing the affairs of Tarragon and for setting the policies which guide it, until November 24, 1998, the day-to-day operations of Tarragon (and its predecessor NIRT) were performed by Tarragon Realty Advisors, Inc. ("TRA"), an advisory firm owned by William S. Friedman, a Director, President, and Chief Executive Officer of Tarragon, and his wife, Lucy N. Friedman. Immediately following the merger of Tarragon and NIRT, Tarragon acquired TRA from Mr. and Mrs. Friedman for 100,000 Shares and options to acquire 350,000 additional Shares at prices ranging from $13 to $16 per Share.

         TRA operated under the supervision of the Board of Directors pursuant to a written advisory agreement approved by Tarragon's stockholders. The duties of TRA included, among other things, locating, investigating, evaluating, and recommending real estate investments and sale opportunities and financing and refinancing sources for Tarragon. TRA also served as a consultant in connection with the business plan and investment policy decisions made by the Board of Directors. Pursuant to the terms of the advisory agreement, TRA was entitled to receive an incentive advisory fee equal to 16% of Tarragon's adjusted funds from operations before deduction of the advisory fee for the period from January 1, 1998, through November 24, 1998, as well as acquisition commissions and mortgage brokerage and refinancing fees equal to 1% of the acquisition cost of real estate or 1% of the amount of the loan originated or refinanced.

         Tarragon had no employees prior to its acquisition of TRA and paid no salaries. Instead, employees of TRA rendered services to Tarragon and were compensated by TRA. In accordance with the terms of the advisory agreement, certain services provided by TRA, including accounting, legal, investor relations, data processing, and related departmental overhead, were reimbursed directly by Tarragon.

         From April 1, 1994, through November 24, 1998, TRA or Tarragon Management Inc. ("TMI"), its wholly-owned subsidiary, also provided property management services to Tarragon for a fee of 4.5% of the monthly gross rents collected. In fiscal year 1998 (through November 24, 1998), Tarragon incurred fees and paid expense reimbursements to TRA and TMI as follows (dollars in thousands):

                                                       1998
         Advisory Fees                                $1,048
         Property Management Fees                     $1,884
         Commercial Lease Commissions                 $   12
         Real Estate Acquisition Fees                 $  105
         Equity Refinancing Fees                      $  643
         Expense Reimbursements                       $2,215

OTHER RELATED TRANSACTIONS

         In February 1998, National Omni Associates, L.P., a partnership in which Tarragon holds a 70% interest, paid a brokerage commission of $100,000 to Highland Funding Corp. for consulting services it provided in connection with the partnership's acquisition of 5600 Collins Avenue, a 289 unit high rise apartment building in Miami Beach, Florida. Chester Beck, who serves as a Director of Tarragon, is the President of Highland Funding Corp.

         From January 1993 to January 1998, FMS, Inc. provided property-level management services for several properties owned by Tarragon. In 1998, FMS, Inc. earned fees of $6,706 for performing such services. Willie K. Davis, who serves as a Director of Tarragon, was the Chairman, President, and sole shareholder of FMS, Inc. at the time FMS, Inc. was so employed.

         In fiscal year 1998, affiliates of William S. Friedman and his wife, Lucy N. Friedman, made advances to Tarragon and its predecessor pursuant to the terms of an unsecured line of credit. Advances under the line of credit bear interest at the lower of LIBOR plus 1% per annum or the lowest rate at which credit is offered to Tarragon by any third party and were made in part to facilitate acquisitions by Tarragon and partnerships in which it holds interests. The balance of such advances at December 31, 1998, was $5.9 million, including interest accrued during the year of $41,000. As of May 31, 1999, the amount outstanding under the line of credit was $4.4 million. Interest of $260,000 has been paid through May 31, 1999 on advances under the line of credit.

         Management believes that all of the foregoing transactions were at least as advantageous to Tarragon as could have been obtained from unrelated third parties.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

         In connection with an action styled Olive, et al. v. National Income Realty Trust, et al., NIRT, among others, entered into an agreement in May 1994 (the "Olive settlement") which provided that any related party transaction entered into prior to April 27, 1999, with certain limited exceptions, would require the unanimous approval of the NIRT Board of Trustees. In addition, pursuant to the Olive settlement, related party transactions could only be undertaken in exceptional circumstances, and after a determination by the Board of Trustees that the transaction was in the best interest of NIRT and that no other opportunity existed that was as good as the opportunity presented by such transaction.

         In light of the consolidation of NIRT into Tarragon, the Board of Directors of Tarragon voluntarily elected to treat the requirements for approval of related party transactions contained in the Olive settlement as binding on Tarragon through April 27, 1999. Following that date, the Board has elected to continue the policy of discouraging related party transactions except in exceptional circumstances, after full disclosure of all material facts as to the relationship and financial interest of the relevant individuals in the transaction, a determination that the transaction is fair to the Company, and approval by a majority of the Independent Directors entitled to vote, all in accordance with the Company's Articles of Incorporation and Bylaws.

         In November 1994, William S. Friedman consented to an order prohibiting him from participating in an insured depository institution without the prior written approval of the Director of the Office of Thrift Supervision. Mr. Friedman has been released from any liability arising from his association with the former San Jacinto Savings Association, a savings institution placed under conservatorship of the Resolution Trust Corporation on November 30, 1990.

                                   PROPOSAL 2

                     RATIFICATION OF APPOINTMENT OF AUDITORS

         The Board of Directors has selected the firm of Arthur Andersen LLP to audit the consolidated financial statements of Tarragon for the fiscal year ending December 31, 1999, and has directed that its selection of independent auditors be submitted for ratification by the stockholders at the Annual Meeting. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

         Arthur Andersen LLP served as the auditors for Tarragon for the 1997 and 1998 fiscal years, and as the auditors for NIRT for the 1997 fiscal year. Representatives of Arthur Andersen LLP have been invited to attend and are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so, and to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND RATIFICATION OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS.


                             EXECUTIVE COMPENSATION

         Mr. Friedman and the individuals listed below currently serve as the executive officers of Tarragon. Their positions with Tarragon are not subject to a vote of stockholders. With the exception of Mr. Friedman, whose employment with Tarragon is subject to the terms of an employment contract more fully described below, the executive officers serve until the first meeting of the Board of Directors following the next succeeding annual meeting of stockholders or until their successors have been duly chosen and qualified. See "Election of Directors-Nominees" for similar information about Mr. Friedman.

PENNY D. BARBER         Age 34        Senior Vice President and Director of Property Management (since
                                      December 1998) of the Company; Executive Vice President (since November
                                      1998) of TMI; Vice President and Director of Marketing (May 1998 to
                                      November 1998) of TRA; National Director of Marketing & Education
                                      (October 1996 to May 1998), Galesi Management Corporation; National
                                      Marketing Director (February 1995 to September 1996), Anne Sadovsky &
                                      Co.; Regional Marketing and Training Director (February 1990 to January
                                      1995), Lincoln Property Company.

CHRIS CLINTON           Age 51        Senior Vice President - Commercial Asset Management (since March 1994)
                                      and Vice President (October 1988 to March 1994) of the Company and
                                      NIRT; Senior Vice President (since March 1994) of TRA.

ERIN D. DAVIS           Age 37        Executive Vice President and Chief Financial Officer (since December
                                      1998), Vice President and Chief Accounting Officer (September 1996 to
                                      November 1998), and Accounting Manager (June 1995 to August 1996), of
                                      the Company, NIRT and TRA; Senior Associate (January 1993 to June
                                      1995), BDO Seidman; and Certified Public Accountant (since 1990).

PETER LARSEN            Age 56        Senior Vice President - Acquisitions (since July 1997), and Vice
                                      President - Acquisitions (April 1996 to June 1997) of the Company, NIRT
                                      and TRA; Independent Real Estate Consultant (January 1995 to April
                                      1996); and Vice President (May 1992 to December 1994) of Basic Capital
                                      Management, Inc. and Carmel Realty Services, Inc.

KATHRYN MANSFIELD       Age 39        Executive Vice President (since December 1998), Secretary and Corporate
                                      Counsel (since May 1998), and Vice President (May 1998 to December
                                      1998) of the Company, NIRT and TRA; Vice President and Senior Counsel
                                      (October 1994 to May 1998) of CB Richard Ellis, Inc., formerly CB
                                      Commercial Real Estate Group, Inc.; Litigation Counsel (March 1990 to
                                      October 1994), Basic Capital Management, Inc.; and Attorney at Law
                                      (since 1984).

LORI MEYER              Age 38        Senior Vice President - Deputy Director of Property Management (since
                                      December 1998) of the Company; Senior Vice President (since November
                                      1998), Controller (since February 1996) and Vice President (February
                                      1996 to November 1998) of TMI; Assistant Controller (February 1990 to
                                      January 1995) of South West Property Trust, Inc.; and Certified Public
                                      Accountant (since 1996).

TODD C. MINOR           Age 41        Senior Vice President (since December 1998) and Treasurer (since
                                      December 1996), Senior Vice President - Mortgage Servicing and
                                      Financing (May 1995 to November 1996), Senior Vice President - Finance
                                      (March 1994 to April 1995 and July 1993 to January 1994) and Vice
                                      President (April 1991 to July 1993) of the Company and NIRT; Senior
                                      Vice President (since March 1994) of TRA.

CHARLES RUBENSTEIN      Age 40        Executive Vice President (since December 1998) and General Counsel
                                      (since September 1998), and Senior Vice President (September 1998 to
                                      December 1998) of the Company, NIRT and TRA; General Counsel (January
                                      1996 to February 1998), Simpson Housing Limited Partnership, Denver,
                                      Colorado; Real Estate Attorney (October 1987 to November 1995), Andrews
                                      & Kurth, LLP, New York, New York; and Attorney at Law (since 1984).

JOHN C. STRICKLIN       Age 53        Managing Director - Real Estate Transactions (since November 1998) of the Company; Executive Vice President (May 1995 to April 1996) of NIRT;
                                      Senior Vice President - Real Estate (May 1994 to April 1995) and Vice
                                      President - Real Estate (February 1994 to April 1995) of Vinland
                                      Property Trust; Special Assistant to the President (April 1996 to
                                      November 1998), Basic Capital Management, Inc.

In addition to the foregoing, Tarragon has other officers who are not listed herein.


EMPLOYMENT AGREEMENT WITH CHIEF EXECUTIVE OFFICER

         In connection with Tarragon's acquisition of TRA from William S. Friedman and Lucy N. Friedman, Mr. Friedman entered into an employment agreement with Tarragon for a term of four years, at a salary of $300,000 per year. In addition, Mr. Friedman received immediately exercisable stock options to purchase 250,000 Shares at an exercise price of $12 per share and 200,000 Shares at an exercise price of $15 per share. Mr. Friedman's employment agreement includes a broad covenant not to compete with Tarragon and a right of first refusal in favor of Tarragon with regard to any real estate investment opportunity that comes to Mr. Friedman's attention.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         None of the executive officers of Tarragon earned or received compensation in excess of $100,000 from Tarragon in the fiscal year ended December 31, 1998. The following table sets forth information with respect to the compensation of the Chief Executive Officer of Tarragon (the "named executive officer") for services rendered in all capacities to Tarragon and its subsidiaries during the fiscal year ended December 31, 1998.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG TERM COMPENSATION
                                              ANNUAL                          AWARDS
 NAME AND PRINCIPAL POSITION               COMPENSATION              SECURITIES UNDERLYING
                                                                         OPTIONS/SARS
                                       YEAR         SALARY              (NO. OF SHARES)

William S. Friedman                    1998        $28,846                  450,000
Director, President, and Chief
  Executive Officer


STOCK OPTION GRANTS

  The following table shows all grants of stock options made during 1998 to the named executive officer of Tarragon.


                        OPTION GRANTS IN LAST FISCAL YEAR

                         NUMBER OF           % OF TOTAL
                         SECURITIES         OPTIONS/SARS
                         UNDERLYING          GRANTED TO        EXERCISE                        GRANT DATE
                           OPTIONS/         EMPLOYEES IN        PRICE         EXPIRATION        PRESENT
        NAME           SARS GRANTED(1)          1998           ($/SHARE)         DATE           VALUE(3)

William S. Friedman        250,000               29%              $12          11/23/08        $414,394
                           200,000               23%               15          11/23/08         171,989
                            75,000(2)             9%               13          11/23/08         100,577
                            50,000(2)             6%               15          11/23/08          42,997
                            50,000(2)             6%               16          11/23/08          34,161

(1) Options granted to the named executive officer in 1998 represent all of the exercisable options held by him as of fiscal year ended December 31, 1998.

(2) These options were granted to Mr. Friedman in connection with Tarragon's acquisition of TRA.

(3) The present value of the options granted during 1998 was estimated using the Black-Scholes pricing model using the following assumptions:

                   Expected volatility              13.12%
                   Risk-free rate of return          5.60%
                   Dividend yield                    4.00%
                   Expected life                   8 years


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Until November 24, 1998, the executive officers of Tarragon were compensated solely by TRA, and the amount of their compensation was determined solely by TRA. Following the acquisition of TRA, the Board of Directors established an Executive Compensation Committee to review TRA's compensation policies and the compensation paid to the executive officers of Tarragon by TRA and to make recommendations to the Board regarding the adoption of executive compensation policies and programs for Tarragon in the fiscal year ending December 31, 1999. The Executive Compensation Committee, which did not meet in 1998, consists of Messrs. Liebman, Weisbrod, and Schrag. None of the members of the committee are former or current officers or employees of Tarragon or its subsidiaries.

REPORT OF THE BOARD ON COMPENSATION OF CHIEF EXECUTIVE OFFICER

         The Board of Directors as a whole considered and approved the terms of the employment agreement entered into with William S. Friedman in November, 1998, following the merger and acquisition of TRA by Tarragon. Prior to entering into the employment agreement, the Board considered Mr. Friedman's qualifications and experience in the real estate industry in general, and his long term commitment to Tarragon and its predecessors. The Board also considered the financial performance of Tarragon and its predecessors under TRA's management, in terms of net increase in assets and asset value, shareholder return and increase in market price of the Shares. The Board determined that it was in the best interest of Tarragon to ensure Mr. Friedman's continued full time involvement in management, and fashioned a compensation package consisting of base salary and stock option awards to achieve this purpose. In determining the amount of base salary awarded to Mr. Friedman, the Board considered the responsibilities of the position, the competitive marketplace for comparable executive talent, including market information relative to the compensation paid to other chief executive officers of comparable REITs, and the financial performance of Tarragon in fiscal year 1998 and historically. Mr. Friedman was also awarded options to purchase Shares at above market prices, reflecting the Board's desire to motivate its chief executive officer to achieve strategic and financial goals and to create value for the shareholders of Tarragon.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information concerning the holdings of each person known to Tarragon to be the beneficial owner of more than five percent of the Shares, of each Director and named executive officer, and of all of Tarragon's directors and executive officers as a group.

                                                            AMOUNT AND NATURE OF           APPROXIMATE
          NAME OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP       PERCENT OF CLASS(1)

Lucy N. Friedman                                                  3,030,718                   35.59%
280 Park Avenue, East Building, 20th Floor                     (2)(3)(4)(5)(6)
New York, New York 10017
William S. Friedman (+)                                           3,480,718                   38.83%
                                                               (2)(3)(4)(5)(6)
Chester Beck(+)                                                  13,007(7)                       *

Willie K. Davis(+)                                                6,200(8)                       *

Sally Hernandez-Pinero(+)                                        15,672(9)                       *

Lance Liebman(+)                                                 17,848(10)                      *

Lawrence G. Schafran(+)                                          15,672(11)                      *

Raymond V.J. Schrag(+)                                           60,420(12)                      *

Michael E. Smith(+)                                               4,500(13)                      *

Carl B. Weisbrod(+)                                              17,777(14)                      *

All Directors and Executive Officers as a group                  3,704,826                    40.69%
(18 persons)                                                      (2)-(14)

*Less than 1%
+Nominee

(1) The percentages are based upon 8,339,753 Shares of Common Stock outstanding on July 2, 1999.

(2) Includes 92,674 Shares owned by Williams S. Friedman directly and 625,000 Shares covered by two separate presently exercisable options; one presently exercisable option covering 450,000 Shares issued in connection with Mr. Friedman's employment agreement with Tarragon is not included in Mrs. Friedman's information.

(3) Includes 1,889,061 Shares owned by Mrs. Friedman directly and 175,000 Shares covered by a presently exercisable option.

(4) Includes 124,735 Shares owned by Tarragon Capital Corporation of which Mrs. Friedman and Mr. Friedman are officers and directors; 131,343 Shares owned by Tarragon Partners, Ltd. of which Mrs. Friedman and Mr. Friedman are limited partners and Tarragon Capital Corporation is the general partner; and 543,607 Shares owned by Beachwold Partners, L.P. in which Mrs. Friedman and Mr. Friedman are the general partners and their four children are the limited partners.

(5) Includes 74,298 Shares owned by Mr. and Mrs. Friedman's minor sons, Gideon and Samuel Friedman. Mr. and Mrs. Friedman each disclaim beneficial ownership of such Shares.

(6) Does not include 90,504 Shares owned by Ezra Friedman or 66,343 Shares owned by Tanya Friedman, the adult children of Mr. and Mrs. Friedman. Mr. and Mrs. Friedman each disclaim beneficial ownership of such Shares.

(7) Includes 9,507 Shares owned by Chester Beck directly and 3,500 Shares covered by five separate presently exercisable options.

(8) Includes 4,200 Shares owned by Willie K. Davis directly and 2,000 Shares covered by one presently exercisable option.

(9) Includes 15,672 Shares covered by five separate presently exercisable options.

(10) Includes 2,176 Shares owned by Lance Liebman directly and 15,672 Shares covered by five separate presently exercisable options.

(11) Includes 15,672 Shares covered by five separate presently exercisable options.

(12) Includes 38,338 Shares owned by Raymond V.J. Schrag directly and 15,672 Shares covered by five separate presently exercisable options. Also includes 6,410 Shares owned by Mr. Schrag's wife as custodian for his minor son, Ben. It does not include 1,410 Shares owned by Mr. Schrag's adult daughter, Rebecca, as to which Shares Mr. Schrag disclaims any beneficial ownership.

(13) Includes 1,000 Shares owned by Michael E. Smith directly and 3,500 Shares covered by five separate presently exercisable options.

(14) Includes 5,105 Shares owned by Carl B. Weisbrod directly and 12,672 Shares covered by five separate presently exercisable options.

COMPLIANCE WITH SECTION 16(a) REPORTING REQUIREMENTS

         Section 16(a) of the Exchange Act requires that Company directors, executive officers, and persons holding more than ten percent of the Company's Common Stock file initial reports of ownership of the Company's Common Stock and reports of any changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to report any failure to file by these dates during fiscal 1998.

         To the Company's knowledge, based solely upon the written representations of its incumbent directors, executive officers, and its ten percent holders, and copies of the reports that they have filed with the Securities and Exchange Commission, all of these filing requirements were satisfied during 1998 except that the initial reports on Form 3 for Messrs. Minor, Stricklin, Clinton and Larsen and for Ms. Meyer were filed late.


                                PERFORMANCE GRAPH

The following performance graph and table compare the cumulative total shareholder return on Tarragon's Shares of common stock for the five year period ending December 31, 1998 with the cumulative total return on the Standard & Poor's 500 Stock Index ("S&P 500 Index") and the National Association of Real Estate Investment Trusts Equity REIT Total Return Index ("NAREIT Equity Index") over the same period. The comparison assumes that $100 was invested on December 31, 1993 in Tarragon's Shares and in each of the indices and further assumes the reinvestment of all dividends. The shareholder return shown on the graph below is not necessarily indicative of future performance.

                               [PERFORMANCE GRAPH]

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1998
             AMONG TARRAGON*, S&P 500 INDEX, AND NAREIT EQUITY INDEX

                            1993          1994            1995           1996          1997          1998
                            ----          ----            ----           ----          ----          ----
TARRAGON*                    100         106.00          115.36         154.53        221.32        307.22

S&P 500  INDEX               100         101.31          139.23         171.19        228.32        293.57

NAREIT EQUITY INDEX          100         103.17          118.92         160.86        193.45        159.59


         *The merger of Tarragon and NIRT was accounted for as a reverse acquisition of Tarragon by NIRT using the purchase method of accounting. As a result, Tarragon's historical balances and operations for dates prior to November 24, 1998, the effective date of the merger, are those of NIRT. Information set forth above for dates prior to November 24, 1998 reflect the performance of NIRT and its shares of beneficial interest, as adjusted to give effect to the 1.97 to 1 exchange ratio established in the merger.


                              FINANCIAL STATEMENTS

         The audited financial statements of Tarragon (and its predecessors) in comparative form as of December 31, 1998 and 1997, are contained in the 1998 Annual Report to Stockholders, which is being delivered with this Proxy Statement. Such report and the financial statements therein are not to be considered a part of this solicitation.


                                  OTHER MATTERS

         The Board of Directors does not know of any other matters to be brought before the Annual Meeting. If, however, any other matters should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the Shares represented by duly executed proxies in accordance with their best judgment.

                        FUTURE PROPOSALS OF STOCKHOLDERS

         If you want to present a stockholder proposal at Tarragon's Annual Meeting of Stockholders in 2000, you must send the proposal to Kathryn Mansfield, Corporate Secretary, 3100 Monticello, Suite 200, Dallas, TX 75205, by registered or certified mail, not later than February 1, 2000, in order for it to be considered for inclusion in Tarragon's proxy statement and form of proxy for that meeting.

                             SOLICITATION OF PROXIES

         This Proxy Statement is furnished to Stockholders to solicit proxies on behalf of the Board of Directors of Tarragon. The cost of soliciting proxies will be borne by Tarragon. Directors and officers of Tarragon may, without any additional compensation, solicit proxies by mail, in person or by telecommunication.

         COPIES OF TARRAGON'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 ON FORM 10-K ARE AVAILABLE TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO TARRAGON REALTY INVESTORS, INC., 280 PARK AVENUE, EAST BUILDING, 2OTH FLOOR, NEW YORK, NEW YORK, 10017, ATTN: INVESTOR RELATIONS.


Dated: July 15, 1999                 BY ORDER OF THE BOARD OF DIRECTORS


                                     /s/ KATHRYN MANSFIELD

                                     Kathryn Mansfield, Executive Vice President and Secretary

--------------------------------------------------------------------------------

                                      PROXY

                         TARRAGON REALTY INVESTORS, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, AUGUST 18, 1999.

         The undersigned stockholder of TARRAGON REALTY INVESTORS, INC. hereby appoints WILLIAM S. FRIEDMAN and CARL B. WEISBROD, each with full power of substitution, as attorneys and proxies to vote all Shares of Common Stock, par value $0.01 per share, of TARRAGON REALTY INVESTORS, INC. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Tarragon to be held on August 18, 1999 at 10:00 a.m., local New York City time, at 280 Park Avenue, East Building, 20th Floor, New York, New York 10017, or any adjournment(s) thereof, with all powers the undersigned would possess if personally present, as indicated below, for the transaction of such other business as may properly come before said meeting or any adjournment(s) thereof, all as set forth in the July 15, 1999 Proxy Statement for said meeting:

         THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS INDICATED IT WILL BE VOTED FOR ALL NOMINEES AND FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP. ON OTHER MATTERS THAT MAY COME BEFORE SAID MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PERSONS.





                  (continued and to be signed on reverse side)
--------------------------------------------------------------------------------
                      Please date, sign and mail your proxy
                         card back as soon as possible!

                         Annual Meeting of Stockholders
                         TARRAGON REALTY INVESTORS, INC.

                                 August 18, 1999

                 Please Detach and Mail in the Envelope Provided
                                        *

--------------------------------------------------------------------------------
 |X|     PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

         1.       ELECTION OF DIRECTORS

                                            [] FOR All Nominees listed at right (except as marked
                                               to the contrary)                                          NOMINEES
                                            [] WITHHOLD Authority For All Nominees listed at right       Chester Beck
                                                                                                         Willie K. Davis
                                            INSTRUCTION: To withhold authority to vote                   William S. Friedman
                                            for any individual nominee, strike a line                    Sally Hernandez-Pinero
                                            through the nominee's name listed at right.                  Lance Liebman
                                                                                                         Lawrence G. Schafran
                                                                                                         Raymond V.J. Schrag
                                                                                                         Michael E. Smith
                                                                                                         Carl B. Weisbrod

         2.       RATIFICATION OF THE APPOINTMENT OF ARTHUR
                  ANDERSON LLP AS INDEPENDENT AUDITORS        FOR      AGAINST     ABSTAIN
                                                              [ ]        [ ]         [ ]

         3.       In their discretion on any other matters which may properly come before the meeting or any adjournment(s)
                  thereof.

         Please complete, date, sign and return this proxy promptly in the accompanying envelope.


PLEASE SIGN HERE:                                                                            Dated:                           , 1999
                 --------------------------------------------------------------------------        ---------------------------

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON.  WHEN THERE IS MORE THAN ONE OWNER, EACH MUST SIGN.  WHEN SIGNING
AS AN AGENT, ATTORNEY, ADMINISTRATOR, EXECUTOR, GUARDIAN, OR TRUSTEE, PLEASE INDICATE YOUR TITLE AS SUCH.  IF EXECUTED BY A
CORPORATION, THE PROXY SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER WHO SHOULD INDICATE HIS TITLE. IF A PARTNERSHIP, PLEASE SIGN
IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON. PLEASE DATE, SIGN AND MAIL THIS PROXY CARD IN THE ENCLOSED ENVELOPE. NO POSTAGE
IS REQUIRED IF MAILED IN THE UNITED STATES.
-----------------------------------------------------------------------------------------------------------------------------------